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EXHIBIT 5.1

OPINION RE LEGALITY

June 7, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:
JNI Corporation Registration Statement on Form S-8 Registering Shares Issuable Under the 2000 Nonqualified Stock Option Plan and the 1999 Employee Stock Purchase Plan

Ladies and Gentlemen:

        As legal counsel for JNI Corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,300,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the Company's 2000 Nonqualified Stock Option Plan and the Company's 1999 Employee Stock Purchase Plan (the "Plans").

        We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

        Based on such examination, we are of the opinion that the 1,300,000 shares of Common Stock which may be issued under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP
_____________________________________________________

Gray Cary Ware & Freidenrich LLP

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OPINION RE LEGALITY